Exhibit (a)(1)(P)

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@webmd.net	khahn@webmd.net
212-624-3817	212-624-3760
WEBMD HEALTH CORP. ANNOUNCES FINAL
RESULTS OF ITS TENDER OFFER
     NEW YORK, NY (December 16, 2009) — WebMD Health Corp. (Nasdaq: WBMD) announced today the final results of its tender offer to purchase up to 5,700,000 shares of its common stock at a price of $37.00 per share, which expired at 5:00 p.m., New York City time on December 10, 2009. Based on the final tabulation by American Stock Transfer & Trust Company, the Depositary for the tender offer, 5,954,251 shares of WebMD common stock were properly tendered and delivered.
     Of the approximately 1,222,000 shares tendered pursuant to guarantees of delivery from banks and brokers, approximately 400,000 shares were not delivered to the Depositary within the applicable three trading day settlement period. WebMD intends to vigorously pursue its rights to enforce those guarantees.
     As previously announced, WebMD exercised its right to purchase up to an additional 2% of its outstanding shares of common stock without extending the tender offer. Accordingly, WebMD will accept for purchase all shares that were properly tendered and delivered, for a total cost of approximately $220.3 million. The Depositary will promptly issue payment for the shares purchased.
     As a result of the tender offer, WebMD expects to have approximately 52.2 million shares of its common stock outstanding (including unvested shares of restricted stock) as of the time immediately following payment for the accepted shares.
     The Information Agent for the tender offer is Innisfree M&A Incorporated. For questions and information, please call the Information Agent toll free at 1-888-750-5834.
     THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF WEBMD HEALTH CORP. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT WEBMD DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, AS AMENDED, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WEBMD FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING INNISFREE M&A INCORPORATED, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-888-750-5834.

About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through our public and private online portals and health-focused publications.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicine, eMedicine Health, RxList and theHeart.org.
*****************************
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: changes in financial markets; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries; and changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
*****************************
WebMD®, Medscape®, eMedicine®, Med icineNet®, RxList®, Subimo®, Medsite®, and Summex®, are trademarks of WebMD Health Corp. or its subsidiaries